China Education Alliance Responds to Online Allegations

HARBIN, China, Nov. 29, 2010 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE:CEU - News), a China-based education resource and services company, today responded to allegations that appear in an online blog by Kerrisdale Capital.

The Company categorically denies all the allegations contained in the blog and regards such baseless accusations very seriously. While the Company, as a matter of policy, does not respond to third party research reports, it is consulting with its advisors and legal counsel on the appropriate response in order to preserve investor confidence and shareholder value.  Additional information will be forthcoming. The management team, including Mr. Yu, China Education Alliance, Inc. Chairman and CEO, welcomes investors and shareholders to visit their Harbin headquarters.

The Company will explore all options available to it, including without limitation, aggressively pursuing legal remedies for damages caused to the Company and its shareholders.

About China Education Alliance, Inc.
China Education Alliance, Inc. (http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:
China Education Alliance, Inc.
Zack Pan, CFO
Tel:  +1-405-315-9987
Email: zackpan08@edu-chn.com, zackpan08@gmail.com

HSC Global
Alan Sheinwald, Managing Director
Tel:   +1-914-669-0222
Email: alan.sheinwald@hscglobal.net